Tidal ETF Trust 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 256 and No. 257, to the Registration Statement on Form N-1A of Tidal ETF Trust for Sound Equity Dividend Income ETF, Sound Enhanced Fixed Income ETF, Sound Enhanced Equity Income ETF, Sound Fixed Income ETF and Sound Total Return ETF and to the use of our report dated January 29, 2025 on the financial statements and financial highlights of Sound Enhanced Fixed Income ETF and Sound Equity Dividend Income ETF, each a series of Tidal ETF Trust. Such financial statements and financial highlights appear in the 2024 Annual Financial Statements in Form N-CSR which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

March 26, 2025